Consolidated Water Reports Third Quarter 2023 Revenue up 99% to $49.9 Million and Net Income of $8.6 Million or $0.54 per Diluted Share

GEORGE TOWN, Grand Cayman, Cayman Islands, November 9, 2023 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the third quarter ended September 30, 2023. All comparisons are to the same prior year period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Third Quarter 2023 Financial Highlights

●	Total revenue increased 99% to $49.9 million.
●	Retail revenue increased 15% to $7.2 million.
●	Services revenue increased 237% to $29.4 million, with recurring services revenue generated from operations and maintenance contracts up 48% to $5.0 million.
●	Manufacturing revenue increased to $4.7 million.
●	Net income from continuing operations attributable to company stockholders was $8.8 million or $0.55 per diluted share, as compared to $0.8 million or $0.05 per diluted share in the same year-ago period.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis).
●	Cash and cash equivalents totaled $48.8 million and working capital was $83.1 million as of September 30, 2023.

Third Quarter 2023 Operational Highlights

●	Received notice to proceed on the first phase of a $204 million project to design, build, operate and maintain a seawater desalination plant in Hawaii which was announced in June.
●	Volume of water sold in the company’s Grand Cayman retail segment increased 16%, primarily due to the greater return of tourist activity.
●	Recognized $20.0 million in revenue from PERC Water’s progress on the construction of a $82 million water treatment plant in Goodyear, Arizona. This contract is expected to be substantially completed by the end of the second quarter of 2024.
●	PERC commenced operations under a new contract to operate a wastewater treatment plant at the Edwards Air Force Base in Kern County, California. The annual contract began in July and has four one-

year extensions exercisable by the customer. Revenue for the first year of the contract is expected to total approximately $1.3 million.
●	PERC also began operations under a new contract to operate a wastewater treatment system for the City of Avalon on Catalina Island, California. The engagement began in July and will continue for 18 months, with extensions exercisable by the city. Revenue for the first 18 months of the contract is estimated at approximately $2.1 million.
●	Rang the Nasdaq Opening Bell on August 14 in commemoration of the company’s founding in August 1973 by a group of visionary Caymanian and international investors and to celebrate 50 years of delivering world-class water services.

Dividend Increase

In August 2023, the company increased its dividend by 11.8% and declared a dividend of $0.095 per common share for the fourth quarter of 2023. The dividend was paid on October 31, 2023 to stockholders of record as of October 2, 2023.

Management Commentary

“In Q3, we reported another solid quarter of results for both revenue and earnings,” stated Consolidated Water CEO, Rick McTaggart. “The nearly 100% increase in revenue to $49.9 million was due to strong growth across our services, retail water, and manufacturing business segments.

“Retail benefited from a 16% increase in the volume of water sold in Grand Cayman, with this reflecting the improved tourist activity over last year which had been below historical levels due to the lingering impact of the pandemic. The recent increase in the number of new flight options to Grand Cayman being added by major airlines indicates another strong tourist season ahead.

“The $20.7 million or 237% increase in services revenue was primarily generated by the progress our PERC Water subsidiary has made on the construction of an $82 million advanced water treatment plant in Arizona. Construction remains on schedule, and we anticipate generating additional revenue from the project until its substantial completion in the second quarter of 2024.

“Progress in the design and construction of the new Red Gate desalination plant on Grand Cayman also contributed to the increase in services segment revenue. In the U.S., we commenced work on the contract to design, build, operate and maintain a 1.7 MGD seawater desalination plant in Oahu, Hawaii, which we announced in June. We anticipate revenue generated over the approximate 24-year base term of the contract to total about $204 million in current dollars. The plant will be the 24th seawater reverse osmosis desalination plant that Consolidated Water has constructed and the first in the U.S.

“We believe this entrance into the U.S. desalination market positions us well for other opportunities in the Western U.S., a region that continues to experience unprecedented drought conditions, combined with growing populations. According to U.S. Drought Monitor, more than 22% of the Western U.S. has been experiencing drought conditions, with this worsening by more than 51% since October of last year.

“PERC’s continued strong operating performance and revenue growth has continued to significantly improve our top and bottom line. Its strong operational presence in the Southwestern U.S. — a region that urgently needs new fresh water sources due to the unprecedented drought conditions — has set the stage for further growth and development in this important segment of our business.

“We expanded our footprint in the U.S. with our recently announced acquisition by PERC of Ramey Environmental Compliance (REC). REC operates and maintains water and wastewater treatment plants and provides technical services—very similar to PERC’s O&M business—and they bring to us more than 100 clients in the Rocky Mountain and Eastern Plains regions of Colorado.

“In addition to strong synergies in culture and mission, REC expands our operational presence to a new growth area in the Western U.S. We anticipate that our greater financial resources and additional management expertise will help REC qualify for larger and potentially more complex O&M contracts in its home market. The acquisition also creates an important new selling channel for PERC’s unique approach to design-build projects in the growing Colorado market.

“Looking ahead, we continue to remain optimistic about our future growth prospects. We are encouraged by the continued recovery of tourism to Grand Cayman, and our progress on the several large construction projects underway. We believe our continued efforts and successes, combined with the positive trends and increased bidding activity in our markets, represent strong drivers for continued growth, increased profitability, and further strengthening of shareholder value.”

Third Quarter 2023 Financial Summary

Revenue for the third quarter of 2023 totaled $49.9 million, up 99% compared to $25.1 million in the same year-ago period. The increase was driven by increases of $0.9 million in the retail segment, $20.7 million in the services segment and $3.3 million in the manufacturing segment.

Retail revenue increased primarily due to a 16% increase in the volume of water sold, as well as the result of higher energy costs that increased the energy pass-through component of the company’s water rates and a more favorable rate mix.

The increase was partially offset by a decrease of $179,000 in the bulk segment, primarily due to a decrease in the price of energy for CW-Bahamas that decreased the energy pass-through component of rates. The decrease in bulk segment revenue was partially offset by a 6% increase in CW-Bahamas’ volume of water sold.

The increase in services segment revenue was due to an increase in plant construction revenue. The company recognized approximately $20.0 million in revenue in the third quarter of 2023 for the construction of a water treatment plant in Goodyear, Arizona. Revenue generated under operations and maintenance contracts totaled $5.0 million in the third quarter of 2023, up 48% as compared to $3.4 million in the same year-ago period.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the third quarter of 2023 was $16.6 million or 33.3% of total revenue, up 143% from $6.8 million or 27.3% of total revenue for the same year-ago period.

Net income from continuing operations attributable to stockholders for the third quarter of 2023 was $8.8 million or $0.55 per diluted share, compared to net income of $0.8 million or $0.05 per diluted share for the same year-ago period.

Net income attributable to Consolidated Water stockholders for the third quarter of 2023, which includes the results of discontinued operations, was $8.6 million or $0.54 per diluted share, up from a net income of $0.3 million or $0.02 per diluted share for the same year-ago period.

Cash and cash equivalents totaled $48.8 million as of September 30, 2023, as compared to $47.7 million as of June 30, 2023, with working capital at $83.1 million, debt of $0.2 million, and stockholders’ equity totaling $178.0 million.

First Nine Months 2023 Financial Summary

Revenue for the first nine months of 2023 was $127.0 million, up 93% compared to $65.7 million in the same year-ago period. The increase was primarily driven by increases of $3.4 million in the retail segment, $1.5 million in the bulk segment, $47.7 million in the services segment and $8.6 million in the manufacturing segment.

Retail revenue increased primarily due to a 17% increase in the volume of water sold. The volume of water sold in the Cayman Water license area increased by 15% and the remaining 2% increase in the volume of water sold was due to water sales made by Cayman Water directly to the WAC in January and February of 2023.

The retail revenue increased also as a result of higher energy costs that increased the energy pass-through component of the company’s retail water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was due to an increase of 8% in the volume of water sold by CW-Bahamas.

The increase in services segment revenue was due to an increase in plant construction revenue. The company recognized approximately $44.1 million in revenue for the construction of a water treatment plant in Goodyear, Arizona in the first nine months of 2023. Revenue generated under operations and maintenance contracts totaled $12.8 million in the first nine months of 2023, up 19% as compared to $10.7 million in the same year-ago period.

The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the first nine months of 2023 was $42.6 million or 33.6% of total revenue, up 99% from $21.5 million or 32.7% of total revenue in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first nine months of 2023 was $20.4 million or $1.28 per diluted share, compared to net income of $5.9 million or $0.38 per diluted share in the same year-ago period.

Net income attributable to Consolidated Water stockholders for the nine months of 2023, which includes the results of discontinued operations, was $19.7 million or $1.24 per diluted share, up from net income of $4.3 million or $0.28 per diluted share in the same year-ago period.

Third Quarter Segment Results

	Three Months Ended September 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,216,574	$8,488,615	$29,427,664	$4,721,222	$49,854,075
Cost of revenue	3,371,891	5,835,837	20,174,645	3,857,274	33,239,647
Gross profit	3,844,683	2,652,778	9,253,019	863,948	16,614,428
General and administrative expenses	4,225,825	347,668	861,835	437,162	5,872,490
Income (loss) from operations	$(381,142)	$2,305,110	$8,391,184	$426,786	10,741,938
Other income, net					236,066
Income before income taxes					10,978,004
Provision for income taxes					1,976,453
Net income from continuing operations					9,001,551
Income from continuing operations attributable to non-controlling interests					163,428
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,838,123
Net loss from discontinued operations					(232,994)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$8,605,129

	Three Months Ended September 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,274,650	$8,667,931	$8,731,124	$1,378,000	$25,051,705
Cost of revenue	3,231,973	6,446,549	7,333,982	1,195,428	18,207,932
Gross profit	3,042,677	2,221,382	1,397,142	182,572	6,843,773
General and administrative expenses	3,818,459	473,534	936,708	381,949	5,610,650
Gain on asset dispositions and impairments, net	1,499	2,000	—	—	3,499
Income (loss) from operations	$(774,283)	$1,749,848	$460,434	$(199,377)	1,236,622
Other expense, net					(168,980)
Income before income taxes					1,067,642
Provision for income taxes					26,616
Net income from continuing operations					1,041,026
Income attributable to non-controlling interests					217,415
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					823,611
Net loss from discontinued operations					(505,917)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$317,694

First Nine Months Segment Results

	Nine Months Ended September 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,560,998	$25,975,483	$66,243,328	$12,180,519	$126,960,328
Cost of revenue	10,355,817	18,010,718	46,466,864	9,489,870	84,323,269
Gross profit	12,205,181	7,964,765	19,776,464	2,690,649	42,637,059
General and administrative expenses	12,668,467	1,080,543	2,855,067	1,289,990	17,894,067
Gain (loss) on asset dispositions and impairments, net	(7,287)	12,270	—	1,933	6,916
Income (loss) from operations	$(470,573)	$6,896,492	$16,921,397	$1,402,592	24,749,908
Other income, net					522,256
Income before income taxes					25,272,164
Provision for income taxes					4,366,005
Net income from continuing operations					20,906,159
Income from continuing operations attributable to non-controlling interests					463,775
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					20,442,384
Net loss from discontinued operations					(699,858)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$19,742,526

	Nine Months Ended September 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$19,114,653	$24,442,324	$18,530,427	$3,589,333	$65,676,737
Cost of revenue	9,404,124	16,781,251	14,849,029	3,177,299	44,211,703
Gross profit	9,710,529	7,661,073	3,681,398	412,034	21,465,034
General and administrative expenses	10,613,975	1,187,909	2,554,721	1,046,853	15,403,458
Gain on asset dispositions and impairments, net	2,699	2,000	16,538	—	21,237
Income (loss) from operations	$(900,747)	$6,475,164	$1,143,215	$(634,819)	6,082,813
Other income, net					548,729
Income before income taxes					6,631,542
Provision for income taxes					83,041
Net income from continuing operations					6,548,501
Income from continuing operations attributable to non-controlling interests					691,042
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,857,459
Net loss from discontinued operations					(1,533,064)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,324,395

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Friday, November 10, 2023

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 6524542

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 17, 2023, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 6524542

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, builds and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, builds and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, build, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$48,845,606	$50,711,751
Accounts receivable, net	38,114,847	27,046,182
Inventory	7,915,456	5,727,842
Prepaid expenses and other current assets	5,430,079	5,643,279
Contract assets	8,972,740	2,913,722
Current assets of discontinued operations	298,591	531,480
Total current assets	109,577,319	92,574,256
Property, plant and equipment, net	50,063,524	52,529,545
Construction in progress	6,446,049	3,705,681
Inventory, noncurrent	5,048,222	4,550,987
Investment in OC-BVI	1,388,917	1,545,430
Goodwill	10,425,013	10,425,013
Intangible assets, net	2,408,888	2,818,888
Operating lease right-of-use assets	1,720,637	2,058,384
Other assets	3,389,634	1,669,377
Long-term assets of discontinued operations	21,129,288	21,129,288
Total assets	$211,597,491	$193,006,849

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$11,436,484	$8,438,315
Accounts payable - related parties	—	403,839
Accrued compensation	2,697,033	2,267,583
Dividends payable	1,570,319	1,375,403
Current maturities of operating leases	471,506	546,851
Current portion of long-term debt	114,964	114,964
Contract liabilities	9,528,749	8,803,921
Deferred revenue	391,558	315,825
Current liabilities of discontinued operations	259,853	389,884
Total current liabilities	26,470,466	22,656,585
Long-term debt, noncurrent	133,770	216,117
Deferred tax liabilities	466,285	560,306
Noncurrent operating leases	1,481,005	1,590,542
Other liabilities	153,000	219,110
Total liabilities	28,704,526	25,242,660
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 45,209 and 34,383 shares, respectively	27,125	20,630
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,746,552 and 15,322,875 shares, respectively	9,447,931	9,193,725
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	91,716,763	89,205,159
Retained earnings	76,807,700	61,247,699
Total Consolidated Water Co. Ltd. stockholders' equity	177,999,519	159,667,213
Non-controlling interests	4,893,446	8,096,976
Total equity	182,892,965	167,764,189
Total liabilities and equity	$211,597,491	$193,006,849

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$49,854,075	$25,051,705	$126,960,328	$65,676,737
Cost of revenue (including related party expense of $0 and $685,481 for the three months ended, and $0 and $2,165,850 for the nine months ended, September 30, 2023 and 2022, respectively)	33,239,647	18,207,932	84,323,269	44,211,703
Gross profit	16,614,428	6,843,773	42,637,059	21,465,034
General and administrative expenses (including related party expense of $0 and $24,231 for the three months ended, and $0 and $72,693 for the nine months ended, September 30, 2023 and 2022, respectively)	5,872,490	5,610,650	17,894,067	15,403,458
Gain on asset dispositions and impairments, net	—	3,499	6,916	21,237
Income from operations	10,741,938	1,236,622	24,749,908	6,082,813

Other income (expense):
Interest income	196,567	56,701	396,348	348,304
Interest expense	(34,020)	(2,042)	(108,111)	(8,847)
Profit-sharing income from OC-BVI	12,150	6,075	38,475	24,300
Equity in the earnings of OC-BVI	37,182	19,921	108,012	71,238
Net gain (loss) on put/call options	—	(247,000)	—	29,000
Other	24,187	(2,635)	87,532	84,734
Other income (expense), net	236,066	(168,980)	522,256	548,729
Income before income taxes	10,978,004	1,067,642	25,272,164	6,631,542
Provision for income taxes	1,976,453	26,616	4,366,005	83,041
Net income from continuing operations	9,001,551	1,041,026	20,906,159	6,548,501
Income from continuing operations attributable to non-controlling interests	163,428	217,415	463,775	691,042
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	8,838,123	823,611	20,442,384	5,857,459
Total loss from discontinued operations	(232,994)	(505,917)	(699,858)	(1,533,064)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$8,605,129	$317,694	$19,742,526	$4,324,395

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.56	$0.05	$1.30	$0.38
Discontinued operations	(0.01)	(0.03)	(0.05)	(0.10)
Basic earnings per share	$0.55	$0.02	$1.25	$0.28

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.55	$0.05	$1.28	$0.38
Discontinued operations	(0.01)	(0.03)	(0.04)	(0.10)
Diluted earnings per share	$0.54	$0.02	$1.24	$0.28

Dividends declared per common and redeemable preferred shares	$0.095	$0.085	$0.265	$0.255

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,742,854	15,290,597	15,734,234	15,287,233
Diluted earnings per share	15,928,604	15,450,276	15,909,725	15,440,261